Exhibit 3.2

                                As adopted December 21, 1966 by the Board of
                                Directors and amended and restated by the Board of Directors through December 19, 1995




                                     BYLAWS
                                       OF
                           SIGNET BANKING CORPORATION


                                    ARTICLE I
                                 CORPORATE SEAL

         The seal of the Corporation shall consist of a circular impression stamped upon paper, with or without a wafer, with the name of the Corporation and the word "Virginia" inscribed along its circumference and the word "seal" inscribed in its center, in the design and form now here impressed upon the margin of this page. It may be affixed and attested by any officer.


                                   ARTICLE II
                               STOCK CERTIFICATES

         Each holder of the shares of stock of the Corporation shall be entitled to a stock certificate evidencing his ownership of the shares of the Corporation. Stock certificates shall be in such form as may be required and approved by the Board of Directors. The signatures of the officers upon any stock certificate may be facsimiles if such certificate is countersigned by a transfer agent designated by the Board of Directors, other than the Corporation itself or an employee of the Corporation, and the signature of the transfer agent may be by facsimile if the certificate is registered by the manual signature of a registrar designated by the Board of Directors other than the Corporation itself or an employee of the Corporation.


                                   ARTICLE III
                            MEETINGS OF STOCKHOLDERS

         Section 1. Place of Meetings. All meetings of the stockholders of the Corporation shall be held in the City of Richmond, Virginia, at the registered office of the Corporation or at such other place within or without the Commonwealth of Virginia as may be fixed in the notice of the meeting or in the waiver thereof.


         Section 2. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

         Section 3. Special Meetings. Special meetings of the stockholders may be called by the Chairman of the Board, the President or the Board of Directors.

         Section 4. Notice of Meetings. Written or printed notice, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten days nor more than sixty days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only business within the purpose or purposes described in the notice of the meeting delivered by the Corporation may be conducted at a special meeting of stockholders. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

         Section 5. Quorum and Voting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders, annual or special. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number or voting by class is required by law, and except that in elections of directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. Each stockholder shall be entitled to one vote in person or by proxy for each share of stock entitled to vote standing in his name on the books of the Corporation. The vote on all questions shall be taken in such a manner as the Chairman prescribes, provided, however, that all votes taken at any meeting of stockholders shall be by ballot.

         Section 6. Procedure. Stockholders' meetings shall be presided over by the Chairman of the Board, or, in his absence, the President, or, in his absence, any Vice Chairman of the Board, or, in the absence of all of them, a Chairman to be elected at the meeting. The Secretary of the Corporation or, in his absence, an Assistant Secretary or a secretary elected at the meeting for the purpose, shall act as secretary of each meeting and record the minutes. At each meeting of the stockholders, a committee may be appointed by the Chairman of the meeting, and shall be appointed by the Chairman on the demand of the holders of not less than one-tenth of the stock represented at the meeting and entitled to vote, to determine the number of shares represented at the meeting by stockholders in person or by proxy. Any meeting may be adjourned from day to day, or from time to time, and such adjournment may be directed without a quorum, but no business except adjournment shall be transacted in the absence of a quorum. The Chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law.

         Section 7.  Inspectors of Elections; Opening and Closing the Polls.

         The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

         The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

         Section 8.  Notice of Stockholder Business and Nominations.

         (A) Annual Meetings. (1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw.

         (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph
         (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the sixtieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficiary owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the books of the Corporation, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

         (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least seventy days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the date on which such public announcement is first made by the Corporation.

         (B) Special Meetings. Only business within the purpose or purposes described in the notice of the meeting delivered by the Corporation shall be conducted at a special meeting of stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

         (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

         (2) For purposes of this Bylaw, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

         (3) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

                                   ARTICLE IV
                          DIRECTORS AND THEIR MEETINGS

         Section 1. Number, Election and Qualifying Shares. The general management of the property, business and affairs of the Corporation shall be vested in a Board of Directors which should not exceed twenty members nor be less than ten members, including the Chairman of the Board and President. However, the number of Directors may exceed the desirable size from time to time due to mergers, acquisition or other special circumstances. The Directors shall be elected at the annual meeting of the stockholders or as soon thereafter as practicable, and shall hold office until the next annual meeting of the stockholders and until their successors shall have been elected. Vacancies in the Board of Directors shall be filled as provided by law. Each Director of the Corporation shall be the owner in his own name and have in his possession or control shares of the common stock of the Corporation having an aggregate par value of not less than one thousand dollars ($1,000.00). Such stock must be unpledged and unencumbered at the time such Director becomes a Director and during the whole of his term as such.

         Section 2. Meetings. Regular meetings of the Board of Directors shall be held on the fourth Tuesday in each month except the month of August or as provided below for the transaction of such business as may properly come before such meeting. The meeting held during the month of the annual meeting of the stockholders shall be held after the stockholders meeting, shall be the annual organizational meeting and shall be held for the purpose of the election of officers and the designation of committees for the ensuing year and for the transaction of such other business as may properly come before the meeting. No notice of the annual organizational meeting of the Board of Directors shall be necessary. Special meetings of the Board of Directors shall be held on call of the Chairman of the Board or the President. Unless waived in the manner prescribed by law, notice of any special meeting of Directors shall be given to each Director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least twenty-four hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least twelve hours prior to the time set for the meeting. Neither the business to be transacted at nor the purpose of any special meeting need be specified in the notice of the meeting. Meetings of the Board of Directors may be held at any time without notice if all the Directors are present, or if those not present waive notice thereof either before or after the meeting.

Meetings of the Board of Directors may be conducted by means of conference telephones or similar communications equipment and a written record shall be made of the action taken at such meetings.

         Section 3. Quorum. A majority of the Directors shall constitute a quorum at any meeting, regular or special, and a majority of the Directors present at any meeting at which a quorum is present shall be sufficient for the transaction of any and all business for which a different quorum or vote is not otherwise specifically and expressly required by law or these Bylaws.

         Section 4. Executive Committee. The Board of Directors may, by a resolution adopted by a majority of the whole Board of Directors, designate as an Executive Committee five or more Directors, one of whom shall be the Chairman of the Board, who may be the Chairman of the Executive Committee if so designated by the Board of Directors, and one of whom shall be the President. The Executive Committee, during the interim between meetings of the Board of Directors, shall have, and may exercise all of the authority of the Board of Directors, unless otherwise specifically and expressly prohibited by law. The Executive Committee shall meet at such time and place as established by a resolution of the Executive Committee, and in the alternative, on the call of the Chairman of the Board or the President. In the event that any outside Director designated as a member of the Executive Committee shall be unable to attend a meeting of the Executive Committee, any outside Director not so designated may be requested to attend by the Chairman of the Board or the President as a substitute for the absent member, and, when so in attendance, shall be deemed for all purposes a duly elected member of the Executive Committee.

         Section 5. Audit Committee. The Audit Committee shall be composed of outside Directors who are independent of the management of the Corporation and are free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as an Audit Committee member. The Audit Committee shall include at least two Directors with banking or related financial management expertise and shall not include any large customers of the Corporation.

         The Audit Committee shall assist the Board of Directors discharge its responsibilities relating to the accounting practices, internal controls and financial reporting of the Corporation. The Audit Committee may serve as the audit committee of each of the Corporation's bank subsidiaries. The Audit Committee shall also perform such other duties as may be specified from time to time by the Board of Directors. The Audit Committee shall meet periodically as deemed necessary or appropriate to carry out its responsibilities and after its meetings shall submit a report of its deliberations and actions to the Board of Directors.

         Section 6. Organization and Compensation Committee. The Organization and Compensation Committee shall be charged with the review and/or approval of the Corporation's officer title, salary, bonus, incentive and other employee benefit programs for the employees of the Corporation and its subsidiaries. It shall also be charged with at least annually reviewing senior management's plans and recommendations with regard to management succession.

         Section 7. Finance Committee. The Finance Committee shall be composed of outside Directors and shall be charged with the responsibility of reviewing the financial condition and plans of the Corporation. The Finance Committee shall analyze and make recommendations to the Board of Directors with respect to dividends, investments and financings proposed by management.

         Section 8. Nominating Governance and Corporate Responsibility Committee. The Nominating, Governance and Corporate Responsibility Committee shall be composed of outside Directors and shall be charged with the responsibility of reviewing and making recommendations with respect to new Directors of the Corporation and its affiliates and the retirement policy of the Board of Directors. In that connection the Committee shall review the qualifications of the current Directors as well as of prospects for continuing or potential membership on the Board of Directors, this review to include business and other relationships, if any, with the Corporation as related to a possible conflict of interest or the appearance thereof. The Committee shall recommend qualifications for and election to the position of Director Emeritus.

         Section 9. Other Committees. The Board of Directors by resolution adopted by a majority of the Directors present at a meeting at which a quorum is present, may designate other committees to consist of Directors, officers or employees of the Corporation, or others. Such other committees shall have the duties specified in the resolution of appointment.

         Section 10. Notice of Committee Meetings; Quorum Rules. Notice of meetings of a Committee of the Board of Directors shall be given in the same manner as notices are permitted or required to be given for special meetings of the Board of Directors. A majority of a Committee shall be necessary for a quorum. A Committee shall have authority to elect a secretary (unless otherwise herein provided), and, subject to the first sentence of this Bylaw, to fix its own rules as to notice and procedure. Meetings of a Committee may be conducted by means of conference telephones or similar communications equipment, and a written record shall be made of the action taken at such meetings.

         Section 11. Chairman Emeritus. The Board of Directors may designate a Chairman Emeritus who may serve as the Chairman of the Executive Committee if so designated. The Chairman Emeritus, if any, shall not be deemed an officer of the Corporation by virtue of such designation or service.


                                    ARTICLE V
                            OFFICERS AND THEIR DUTIES

         Section 1. Officers, Election and Removal. The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary, a Treasurer and such additional officers as the Board of Directors may from time to time prescribe, all of whom shall be elected annually at the annual organizational meeting of the Board of Directors following the annual meeting of the stockholders, to serve until the next such meeting of the Board of Directors and until their successors are elected, unless sooner removed, but may be removed at any time at the pleasure of the Board of Directors, and vacancies may be filled at any meeting of the Board. Any two or more offices may be held by the same person, except the offices of President and Secretary.

         Section 2. Chairman of the Board. The Chairman of the Board shall have general authority to conduct the business of the Corporation and shall preside at all meetings of the stockholders and the Board of Directors. He may be the Chief Executive Officer of the Corporation if so designated. Also, the Chairman of the Board shall have the authority to appoint officers of the Corporation up to but not including the titles of members of the Management Committee and to delegate that authority up to and including the position of Senior Vice President.

         Section 3. President. The President shall perform the duties of the Chairman of the Board in the absence or upon the disability of the Chairman of the Board. He may be the Chief Executive Officer or the Chief Operating Officer of the Corporation if so designated. In the absence of the Chairman of the Board, the President shall preside at meetings of the stockholders, the Board of Directors, and the Executive Committee. Also, the President shall have the authority to appoint officers of the Corporation up to but not including the titles of members of the Management Committee and to delegate that authority up to and including the position of Senior Vice President.

         Section 4. Secretary. The Secretary shall perform the usual duties of the office of Secretary and shall have such special authority as may from time to time be conferred upon him by these Bylaws or the Board of Directors.

         Section 5. Treasurer. The Treasurer shall perform the usual duties of the office of Treasurer.

         Section 6. Duties. In addition to the duties herein assigned to certain officers, they and other officers prescribed by the Board of Directors shall perform such duties and have such special authority as may from time to time be conferred upon them by the Board of Directors, the Executive Committee, or officers senior in rank to them.

                                   ARTICLE VI
                              VOTING OF STOCK OWNED

         Unless otherwise provided by a vote of the Board of Directors, the Chairman of the Board, the President, any Vice Chairman of the Board, any Senior Executive Vice President, the Secretary or the Treasurer may appoint attorneys to vote any stock in any other corporation owned by the Corporation or may attend any meeting of the stockholders of such corporation and vote such shares in person.


                                   ARTICLE VII

         Bylaws for the Corporation may be made, altered, amended or repealed by the Board of Directors, but Bylaws made by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders.




I, Sara Redding Wilson, hereby certify that I am the Corporate Secretary of Signet Banking Corporation (the Corporation), and that the above Bylaws consisting of pages 1 through 8, are the Bylaws of the Corporation and are in effect through December 19, 1995.

WITNESS my hand and the seal of the Corporation this 19th day of December, 1995.


                                                     /s/ SARA REDDING WILSON

Corporate Secretary